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                                                                    EXHIBIT 99.1


             Gartner, Inc. Announces Two Senior Executive Promotions
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     Maureen O'Connell Named to New Position of President, COO; Chris Lafond
                    Promoted to Executive Vice President, CFO

STAMFORD, CONN., October 1, 2003-- Gartner, Inc. (NYSE: IT and ITB), the world's leading technology research firm, today announced the promotion of two senior executives in an expansion of its corporate leadership team.

Maureen O'Connell has been named to the new position of president and chief operating officer, with responsibility for all business units, and sales and marketing functions, effective immediately. Ms. O'Connell, 42, served for the past year as executive vice president, chief financial and administrative officer. In addition, Christopher J. (Chris) Lafond, 38, has been named executive vice president and chief financial officer.

"I am delighted to announce these timely and much-deserved promotions of Maureen and Chris," said Michael D. Fleisher, Gartner chairman and chief executive officer. "Maureen O'Connell has been a key leader in our programs this year to deepen customer relationships and configure products and services in anticipation of an upturn in the tech sector in 2004. In addition, her broad experience in finance, publishing and marketing prior to joining Gartner has strengthened our leadership team."

"Chris Lafond is well-prepared to succeed Maureen in leading our corporate finance operations as CFO," Mr. Fleisher said. "He has capably led Gartner's worldwide finance operations this year, in addition to serving as chief financial officer for North America and Latin America for two years."

Since September 2002, Ms. O'Connell has been responsible for Gartner's worldwide finance, legal, tax, treasury, business development, human resources, workplace infrastructure, strategic pricing, investor relations and internal audit functions, as well as having direct client responsibilities. Prior to joining Gartner, she was executive vice president and chief financial officer at Barnes & Noble Inc., where she successfully led a number of significant financial transactions, including the issuance of a convertible bond, an initial public offering, several acquisitions, and a revolving credit facility.

Ms. O'Connell was chief financial officer at Publishers Clearing House, a $1 billion direct marketing company, from 1998 to 2000, and held a similar position at BMG Direct, the direct marketing unit for music clubs at Bertelsmann AG. From 1990 to 1997, she was instrumental in developing the financial infrastructure and evaluating and integrating acquisitions at Primedia Inc., a leading media and publishing company. She began her career with Coopers & Lybrand, the accounting firm, and Equitable Financial Companies. Ms. O'Connell holds a Bachelor of Science degree in accounting and economics from the Stern School of Business at New York University, and is a certified public accountant.


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Mr. Lafond has held positions of increasing responsibility in financial administration since joining Gartner in 1995. As CFO for Gartner North America & Latin America, his responsibilities included finance operations, facilities and information technology infrastructure. He previously was group vice president and corporate controller, and has held positions as vice president and assistant controller, and vice president of finance.

Prior to joining Gartner, Mr. Lafond was a senior financial planner at International Business Machines Corporation, in White Plains, N.Y., and an analyst in fixed-income asset management at J.P. Morgan Investment Management. He received an M.B.A. in finance and accounting in 1991 from the Columbia University Graduate School of Business, and holds a Bachelor of Arts degree in economics from the University of Connecticut.


About Gartner:
Gartner, Inc. is a research and advisory firm that helps more than 10,000 clients leverage technology to achieve business success. Gartner's businesses are Research, Consulting, Measurement, Events and Executive Programs. Founded in 1979, Gartner is headquartered in Stamford, Conn., and has more than 3,800 associates, including approximately 1,000 research analysts and consultants, in more than 75 locations worldwide. Revenue for calendar year 2002 totaled $888 million. For more information, visit www.gartner.com.


Safe Harbor Statement

This press release contains statements regarding the Company's business outlook, the development of the Company's services and the demand for the Company's products and services. These statements and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results or events may differ materially from those expressed or implied thereby. Factors that could cause actual results or events to differ materially from the forward-looking statements set forth herein include, but are not limited to: ability to expand or even retain the Company's customer base in light of the adverse current economic conditions; ability to grow or even sustain revenue from individual customers in light of the adverse impact of the current economic conditions on overall IT spending; the duration and severity of the current economic slowdown; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to integrate operations of possible acquisitions; ability to carry out the Company's strategic initiatives and manage associated costs; ability to manage the Company's strategic partnerships; rapid technological advances which may provide increased indirect competition to the


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Company from a variety of sources; substantial competition from existing competitors and potential new competitors; risks associated with intellectual property rights important to the Company's products and services; additional risks associated with international operations including foreign currency fluctuations. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances. Other risks may be found in Gartner's reports filed from time to time with the Securities and Exchange Commission, including the Company's Transitional Report on Form 10-KT for the three-month transitional period ended December 31, 2002. These filings can be found on Gartner's Web site at www.gartner.com/investors and the SEC's Web site at www.sec.gov.



Contact:
Allison Haines
Gartner
+ 1 203 316 6216
allison.haines@gartner.com
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Investor Contact:
Heather McConnell
Vice President, Investor Relations
+1 203 316 6768
heather.mcconnell@gartner.com
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www.gartner.com/investors
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